Exhibit 4.01
EXHIBIT B
FORM OF SENIOR
SECURED PROMISSORY NOTE

$[__________] April 25, 2014

FOR VALUE RECEIVED, the undersigned, ForceField Energy Inc., a Nevada corporation (the “Debtor”), hereby promises to pay to [___________], his heirs, successors and assigns (collectively, “Holder”), the principal sum of [$__________], with interest on the outstanding principal amount at the rate set forth below, all as further provided in this Senior Secured Promissory Note (this “Note”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Stock Purchase Agreement, dated as of April 25, 2014 (the “Purchase Agreement”), by and among the Debtor, 17th Street ALD Management Corporation, a Delaware corporation (the “Company”), the Sellers and the Seller Representative.

This Note is one of a series of Senior Secured Promissory Notes issued by the Debtor as partial consideration for the Purchased Shares, all of which have substantially similar terms (collectively, the “Senior Notes”).  This Note shall be equal in right of payment as between all other Senior Notes then outstanding, but shall otherwise be senior in right of payment to any and all other obligations of Debtor.  The obligations of the Debtor under this Note are secured by a first priority security interest in and to all of the assets of the Company, as further set forth in the Security Agreement.

Section 1.                      Repayment.  The Debtor shall repay the principal amount outstanding under this Note in full, together with all accrued and unpaid interest then due hereon, on the one-year anniversary of the date of this Note (the “Maturity Date”).

Section 2.                      Payment of Interest.  Holder shall be entitled to receive interest on the unpaid principal amount of this Note and on all accrued and unpaid interest due hereunder from the date such interest is due, in each case at the rate of 5% per annum, compounded monthly on the last day of each month that this Note is outstanding (“Interest”). All accrued but unpaid Interest due hereunder shall be payable in cash on the Maturity Date, provided that the Debtor may, in its sole discretion, pay all or any portion of any accrued Interest due hereunder at any time and from time to time during the term of this Note.

Section 3.                      Payments.  All payments under this Note shall be:  (a) made to Holder in United States Dollars in immediately available funds, at the office of Holder at its address as set forth on the books and records of the Debtor, or such other place as Holder shall designate to the Debtor in writing from time to time and (b) applied first to fees, costs, expenses and all other amounts due Holder hereunder that are incurred by Holder after a breach hereunder, then to Interest and the balance to the principal balance then due under this Note.

Section 4.                      Prepayment; Survival.

(a)           The Debtor may prepay the outstanding principal amount under this Note and all accrued Interest thereon in whole or in part at any time and from time to time prior to the Maturity Date without any premium or penalty.

(c)           The Holder’s rights under Sections 8 and 9 shall survive any prepayment of this Note.

Section 5.                      Events of Default; Rights and Remedies on Default.

5.1           Event of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)           the Debtor shall fail to pay any amount of principal or Interest on this Note on the Maturity Date;

(b)           the Debtor or any of its Affiliates shall fail or neglect to perform or observe any other term, covenant, warranty or representation contained in this Note;

(c)           the occurrence of any of the following events:

(i)           the liquidation, dissolution, sale, lease, exchange or other disposition of all or substantially all of the Debtor’s assets;

(ii)           any merger, consolidation or other business combination or recapitalization that results in the holders of the issued and outstanding voting securities of the Debtor immediately prior to such transaction beneficially owning or controlling, directly or indirectly, less than a majority of the voting securities of the continuing or surviving entity immediately following such transaction; or

(iii)           any Person or Persons acting together or that would constitute a “group” for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together or with any affiliates (as defined in Rule 12b-2 under the Exchange Act) thereof, other than the beneficial owners of the Debtor’s voting securities as of the date of this Note, beneficially owning (as defined in Rule 13d-3 of the Exchange Act) or controlling, directly or indirectly, at least 50% of the total voting power of the Debtor’s voting securities, other than in connection with the issuance of securities in a bona fide equity financing transaction.

(d)           any assets of the Debtor shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within 30 days thereafter;

(e)           an application shall be made by the Debtor or any third party for the appointment of a receiver, trustee or custodian for any of the Debtor’s assets and in the case of an application made by a third party, the same is not dismissed within 30 days after the application therefor;

(f)           a petition under any bankruptcy, insolvency or similar law shall be filed by or against the Debtor, and in the case of any petition filed by any third party, such petition is not dismissed within 60 days of such filing, or the Debtor shall make an assignment for the benefit of its creditors or any case or proceeding shall be filed by or against the Debtor for its dissolution, liquidation, or termination;

(g)           the insolvency of the Debtor;

(h)           an “Event of Default” under and as defined in (i) the Security Agreement, or (ii) the Pledge Agreement.

5.2           Remedies.  If an Event of Default shall have occurred and be continuing, the Holder of this Note may at its option:

(a)           without presentment, demand, notice, protest or legal process of any kind, declare all of the outstanding principal and Interest due under this Note immediately due and payable; and

(b)           exercise any other remedy specifically granted under this Note, the Security Agreement, the Pledge Agreement or  now or hereafter existing in equity, at law, by virtue of statute (including, without limitation, the Uniform Commercial Code).

Section 6.                      Covenants.  For so long as any principal or interest under this Note is outstanding:

6.1           Affirmative Covenants.

(a)           Existence.  The Debtor shall maintain its existence and the existence of each of its subsidiaries.

(b)           Conduct of Business.  The Debtor shall, and shall cause its subsidiaries to, conduct its business only in the ordinary course and consistent with past practice and in compliance with applicable laws.

 (c)           Notice.  Upon the occurrence of an Event of Default, Debtor shall immediately but in any event within five (5) days provide notice and reasonably detailed description of such Event of Default to Holder.

6.2           Negative Covenants.  Debtor shall not, without the prior written consent of Holder:

(a)           Merger or Consolidation.  Merge with, or consolidate into, any other entity (other than a merger of a wholly-owned subsidiary of Debtor into Debtor), unless all principal and accrued and unpaid interest through the closing date on this Note is paid in full at the closing of such transaction.

(b)           Disposition of Assets.  Sell, transfer or otherwise dispose of any assets of the Company or any of its subsidiaries outside of the ordinary course of business, other than sales, whether in a single transaction or a series of related transactions, for aggregate consideration of $500,000 or less for all such transactions in any 12-month period, unless this Note is paid in full at the closing of such transaction or transactions.

(c)           Incurrence of Indebtedness.  Incur any Indebtedness at the Company that is not expressly subordinated in right to payment of all obligations of Debtor to Holder hereunder pursuant to terms and conditions that are satisfactory to Holder, in its sole discretion, provided that the restrictions contained in this Section 6.2(c) shall not apply to (i) unsecured indebtedness to any third party, (ii) indebtedness to finance the purchase of equipment by the Company, secured by purchase money liens on such equipment, not to exceed  $100,000 in the aggregate at any time or from time to time, or (iii) performance bonds issued by the Company in the ordinary course of its business, without taking into account the monetary obligation underlying any such bond.

(d)           Liens.  Cause, suffer or permit any of the assets of the Company to become subject to any Lien, other than purchase money liens on equipment acquired or held by Debtor for no more than $100,000 in the aggregate at any time or from time to time.

 Section 7.                      Waiver of Presentment, Etc.  The Debtor hereby expressly waives presentment for payment, demand for payment, notice of dishonor, protest, notice of protest, notice of non-payment, and all lack of diligence or delays in collection or enforcement of this Note.

Section 8.                      Expenses.  The Debtor agrees to reimburse Holder for any out-of-pocket costs or expenses, including but not limited to attorneys’ fees, reasonably incurred in connection with collection or enforcement by Holder of any of its rights under this Note, whether suit be brought or not.

Section 9.                      Miscellaneous.

9.1           Governing Law.

(a)           This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada that apply to contracts made and performed entirely in such state.

(b)           Any Action with respect to this Note and any matter arising out of or in connection with this Note shall be brought exclusively in the manner provided in the Purchase Agreement.

9.2           Headings.  The Section and other headings contained in this Note are inserted for convenience of reference only and will not affect the meaning or interpretation of this Note.

9.3           Amendments and Waivers.  This Note may not be modified or amended except by an instrument or instruments in writing signed by Holder and the Debtor.  Holder may, only by an instrument in writing, waive compliance by the Debtor with any term or provision hereof on the part of the Debtor to be performed or complied with.  No failure or delay of Holder in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The waiver by Holder of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.  The rights and remedies of Holder hereunder are cumulative and are not exclusive of any rights or remedies that it would otherwise have hereunder.

9.4           Absence of Presumption.  With regard to each and every term and condition of this Note, the Debtor understands and agrees that the same has been mutually negotiated, prepared and drafted, and if at any time the Debtor or Holder is required to interpret or construe any such term or condition, no consideration will be given to the issue of whether the Debtor or Holder actually prepared, drafted or requested any term or condition of this Note.

9.5           Transaction Document.  This Note is a Transaction Document and accordingly is subject to the terms and provisions of the Purchase Agreement.

9.6           Assignment.  This Note may not be assigned by Debtor without the consent of the Holder.  This Note may be assigned by Holder at any time without the consent of Debtor, provided that Debtor shall have received five (5) Business Days’ notice prior to such assignment.

9.7           Limited Right of Setoff. This Note shall be subject to a limited right of setoff, as set forth in Section 2.3 of the Purchase Agreement.

The Debtor has executed and delivered this Note as of the date first written above.

FORCEFIELD ENERGY INC.

By:
      David Natan
      Chief Executive Officer